Exhibit 99.1

Longs Reports Preliminary November Retail Drug Store Sales

From Continuing Operations

WALNUT CREEK, CA (November 29, 2007) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total retail drug store sales from continuing operations of $362 million for the four-week period ended November 22, 2007, an increase of 1.8 percent from $355 million in the comparable period a year ago.

	Periods ended November 22, 2007
(Dollars in Millions)	Month (4 weeks)	Year to Date (43 weeks)
Total retail drug store sales from continuing operations	$362	$3,901
Increase from comparable prior year period	1.8%	3.3%
Same-store sales increase (decrease):
Pharmacy	0.8%	2.1%
Front-end	(2.0)%	0.5%
Total	(0.6)%	1.3%

As announced on February 28, 2007, the results of operations associated with the 23 stores for which the Company has announced plans to close in Colorado, Oregon and Washington are classified as discontinued operations in accordance with Statement of Financial Accounting Standards No. 144 (FAS 144), “Accounting for the Impairment or Disposal of Long-Lived Assets.” In accordance with FAS 144, the sales from stores classified as discontinued operations are not included in the preliminary sales from continuing operations reported today.

ABOUT THE COMPANY

Headquartered in Walnut Creek, California, Longs Drug Stores Corporation (NYSE: LDG) is one of the most recognized retail drug store chains on the West Coast and in Hawaii. The Company operates 509 retail pharmacies and offers a wide assortment of merchandise focusing on health, wellness, beauty and convenience. Longs also provides pharmacy benefit management services and Medicare beneficiary prescription drug plans through its wholly-owned subsidiary, RxAmerica, LLC. Additional information about Longs and its services is available at www.longs.com and more information about RxAmerica is available at www.rxamerica.com.

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